EXHIBIT 99.1

January 12, 2015
For Immediate Release

Urologix Reports Preliminary Fiscal Year 2015 Second Quarter Revenue and Cash Results

•	Second quarter preliminary revenue of $3.1M, up 2% sequentially

MINNEAPOLIS —January 12, 2015— Urologix®, Inc. (OTCQB:ULGX), the leading provider of in-office procedures for the safe, durable and effective treatment of BPH, announces preliminary revenue and cash balances for its second quarter of fiscal year 2015 ended December 31, 2014.

Second quarter of fiscal year 2015 revenue is expected to be approximately $3.1 million, up approximately 2% sequentially from the first quarter of fiscal year 2015. The second quarter revenue was down approximately 19% compared to the second quarter of the prior fiscal year, which was the last full quarter of operations before the Company restructured its sales and operations in the second half of fiscal year 2014.

As of December 31, 2014, the Company’s preliminary total cash balance was approximately $570,000, which includes $40,000 of restricted cash. The total cash balance is an increase of approximately $25,000 from September 30, 2014.

“We are pleased with our preliminary revenue and cash results for the second quarter. We now have two quarters of post-restructuring operations behind us that indicate we are on track with the primary objective of our plan to stabilize revenue with our new distribution model and become operationally cash flow positive,” stated Greg Fluet, CEO.

During the quarter ended December 31, 2014 and subsequently since that date, Urologix did not make any payments towards any of the amounts due and unpaid to Medtronic.. Regarding the amounts due and unpaid to Medtronic, Urologix and Medtronic both share a sincere commitment to patients and urologists. Urologix recognizes Medtronic’s continuing rights under the agreements, and is working collaboratively with Medtronic and their observer on the Company’s Board of Directors in an effort to build the business.

The preliminary unaudited results for the second quarter of fiscal year 2015 are subject to the Company’s management and independent auditors’ customary review procedures. The Company intends to issue a press release reporting final results of operations for the quarter ending December 31, 2014 after the market close on February 5, 2015, with its conference call scheduled for 4:00 p.m. CST that day.

Earnings Call Information

To listen to the call, please dial 1-866-515-2910 and enter the Participant Passcode 37953871 at least 10 minutes prior to the call. A live webcast of the call will be available through the investor relations section of the Company’s website at www.urologix.com and available for replay approximately two hours after the completion of the call.

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures, markets and distributes minimally invasive medical products for the treatment of obstruction and symptoms due to Benign Prostatic Hyperplasia (BPH). Urologix’ Cooled ThermoTherapy™ produces targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort. The Prostiva® RF Therapy System delivers radio frequency energy directly into the prostate destroying prostate tissue, reducing constriction of the urethra, and thereby relieving BPH symptoms. Both of these therapies provide safe, effective and lasting relief of the symptoms and obstruction due to BPH. Prostiva® is a registered trademark of Medtronic, Inc., used under license. All other trademarks are the property of Urologix.

If you’d like more information on this topic, please contact Greg Fluet at (763) 475-1400 or investor-relations@urologix.com or to learn more about Urologix and its products and services, visit their website at www.urologix.com.

The Urologix, Inc. logo is available at www.urologix.com/clinicians/resourcelibrary. php.

Urologix Investor Relations Contact
Greg Fluet
(763) 475-1400
investor-relations@urologix.com

Urologix Media Contact
Susan Overby
(763) 745-1540
SOverby@urologix.com

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, the effectiveness of the Company’s sales and marketing strategies and the impact of the Company’s strategic restructurings, the Company’s estimates of second quarter of fiscal year 2015 revenue and cash balance at December 31, 2014, which are subject to review and potential adjustment, the Company’s future revenue and operating performance, or about the development and marketing of products. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s Annual Report on Form 10-K for the year ended June 30, 2014 and other documents filed with the Securities and Exchange Commission.